Exhibit 99.1

Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
•Record orders of $8.0 billion for the quarter, up 32% sequentially and up 20% year-over-year
•Revenue of $5.9 billion for the quarter, up 10% sequentially and up 8% year-over-year
•GAAP operating income of $663 million for the quarter, up $394 million sequentially and up 15% year-over-year
•Adjusted operating income (a non-GAAP measure) of $692 million for the quarter, up 38% sequentially and up 21% year-over-year
•Adjusted EBITDA* (a non-GAAP measure) of $947 million for the quarter, up 25% sequentially and up 12% year-over-year
•GAAP earnings per share of $0.18 for the quarter which included $0.20 per share of adjusting items. Adjusted earnings per share (a non-GAAP measure) was $0.38.
•Cash flows generated from operating activities were $898 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $657 million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see reconciliations in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures." Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
*Adjusted EBITDA (a non-GAAP measure) is defined as operating income (loss) excluding depreciation & amortization and operating income adjustments.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
LONDON & HOUSTON (January 23, 2023) – Baker Hughes Company (Nasdaq: BKR) ("Baker Hughes" or the "Company") announced results today for the fourth quarter and total year 2022.

	Three Months Ended			Variance
(in millions except per share amounts)	December 31, 2022	September 30, 2022	December 31, 2021	Sequential	Year-over-year
Orders	$8,009	$6,063	$6,656	32%	20%
Revenue	5,905	5,369	5,485	10%	8%
Operating income	663	269	574	F	15%
Adjusted operating income (non-GAAP)	692	503	571	38%	21%
Adjusted EBITDA (non-GAAP)	947	758	844	25%	12%
Net income (loss) attributable to Baker Hughes	182	(17)	294	F	(38)%
Adjusted net income (non-GAAP) attributable to Baker Hughes	381	264	224	44%	70%
EPS attributable to Class A shareholders	0.18	(0.02)	0.32	F	(44)%
Adjusted EPS (non-GAAP) attributable to Class A shareholders	0.38	0.26	0.25	45%	53%
Cash flow from operating activities	898	597	773	50%	16%
Free cash flow (non-GAAP)	657	417	645	57%	2%
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“We were very pleased to end 2022 with solid momentum across our two business segments. In the fourth quarter, we saw continued margin improvement in our OFSE business and an extremely strong level of orders for IET, which was driven by multiple awards across different end markets. 2022 was an important year for Baker Hughes on a number of fronts. Most notably, we took a large step forward in re-shaping the company as we announced a formal restructuring and re-segmentation of Baker Hughes into two business segments. This kicked off a major transformation effort across the organization, including key executive management changes, which will fundamentally improve the way the company operates,” said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.

“In 2023, the global economy is expected to experience some challenges under the weight of inflationary pressures and tightening monetary conditions. Despite recessionary pressures in some of the world’s largest economies, we maintain a positive outlook for the energy sector, given supply shortages appear likely to persist. With years of under investment now being amplified by recent geopolitical factors, global spare capacity for oil and gas has deteriorated and will likely require years of investment growth to meet forecasted future demand.”

“Given this macro backdrop, Baker Hughes is intensely focused on four key areas in 2023 in order to drive future value for shareholders. First, we are well positioned to capitalize on the significant growth opportunities that are building across both business segments. Second, we remain focused on optimizing our corporate structure and transforming the Baker Hughes organization to drive improvements in our margin and returns profile. Third, we continue to develop our portfolio of new energy technologies. Fourth, we will continue to focus on all these initiatives and generating strong free cash flow and returning 60 to 80% of this free cash flow to shareholders through a combination of dividends and opportunistic share buybacks,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Quarter Highlights

Supporting our Customers
The OFSE business segment secured several Integrated Well Services & Solutions (IWS&S) contracts with a leading national oil company in the Middle East. Baker Hughes will provide one of the largest new offshore multi-service projects, deploying services and equipment on multiple rigs. Additionally, multiple onshore well construction contracts for the same customer will provide the full scope of technologies and services from the IWS&S offering, including drill bits, drilling and completion fluids, cementing, directional drilling, wireline, coiled tubing, tubular running, and third-party management and associated services for 10 rigs.

OFSE secured several contracts with a major Latin American national oil company for shallow water exploration and land development. These multi-year agreements enable Baker Hughes to offer a full array of high pressure/high temperature IWS&S products and services.

The IET business segment saw continued growth in liquefied natural gas (LNG) demand. Baker Hughes was awarded a contract by Venture Global LNG to provide a LNG system with 12 modularized compression trains at the Plaquemines LNG II project in Louisiana, building upon a third-quarter contract for Baker Hughes to provide the project with power generation equipment. The project follows a similar gas technology order for Venture Global’s Plaquemines I project, previously announced in March 2022. The contract was awarded under a master equipment supply agreement between Venture Global LNG and Baker Hughes for 70 million tons per annum (MTPA) of production capacity.

IET secured several services contracts, including an eight-year maintenance services contract in North America for Venture Global LNG’s Calcasieu Pass LNG facility. IET also secured a contract with Basrah Gas Company (BGC) in Iraq to provide in-country field services, a resident team, a provision of local spares, and repair for multiple BGC facilities to ensure asset reliability and support Iraq’s energy independence goals.

The IET Gas Technology Equipment & Projects product line maintained its Floating Production Storage and Offloading (FPSO) market leadership with several offshore topside contracts for five different projects in Latin America and Sub-Saharan Africa. IET will provide power generation systems, compression trains and pumps including a combined cycle system for a Latin American customer, totaling more than 30 aeroderivative gas turbines, two steam turbines and 20 compressors of various sizes.

In IET’s Condition Monitoring product line, Bently Nevada continued driving digitization for its customers with a contract from an international oil company to monitor and optimize the health of its assets across more than 20 sites and four regions across the globe. The contract includes an enterprise-wide software upgrade with additional System 1 licenses, advanced analytics, a multi-year maintenance and support agreement, and services for data migration and replication.

IET’s Inspection product line, Waygate Technologies achieved significant commercial wins in the recovering aviation segment, including a record deal for visual inspection services in Latin America, as well as orders for advanced ultrasonic testing systems with multiple customers in Asia Pacific.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Executing on Priorities and Leading with Innovation

The fourth quarter further advanced Baker Hughes’ strategic commitment to position for new energy frontiers by securing new opportunities for traditional oil and gas customers to deploy lower carbon and geothermal solutions.

IET secured a contract from Malaysia Marine and Heavy Engineering to supply carbon dioxide compression equipment to PETRONAS Carigali Sdn. Bhd.’s Kasawari offshore carbon capture and sequestration (CCS) project in Sarawak, Malaysia. The project is expected to be the world’s largest offshore CCS facility, with capacity to reduce CO2 emissions by 3.3 MTPA.

OFSE secured multiple Reservoir and Technical Services contracts for subsurface evaluation and modeling, including a Louisiana project designed to store 10 MTPA of CO2, as well as a separate Louisiana project for front-end engineering for well design. OFSE will also provide the same services for a North Dakota facility designed to store 5 MTPA of captured CO2.

IET continued to support the growth of the hydrogen economy, securing two new contracts with Air Products. As part of the companies’ previously announced hydrogen collaboration framework in 2021, Baker Hughes will supply reciprocating compressors for liquid hydrogen for Air Products’ net-zero hydrogen energy complex in Edmonton, Alberta, Canada, as well as for a green hydrogen import terminal in Rotterdam, The Netherlands. IET also secured a third contract with Air Products to provide Bently Nevada’s Orbit 60 condition monitoring system to monitor critical compressors for the world’s largest green hydrogen project at NEOM in Saudi Arabia.

In another first, IET advanced the hydrogen economy with the successful completion of tests using hydrogen to power gas turbines at one of Snam’s natural gas compression stations in Istrana, Italy. The experiment demonstrated the compatibility of Baker Hughes’ NovaLT12 and PGT25 gas turbines with the blending hydrogen and natural gas. The introduction of hydrogen in increasing quantities in Snam’s current fleet will allow for a greater reduction in CO2 emissions compared to the use of natural gas alone.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Consolidated Revenue and Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
	December 31, 2022	September 30, 2022	December 31, 2021	Sequential	Year-over-year
Oilfield Services & Equipment	$3,579	$3,403	$3,185	5%	12%
Industrial & Energy Technology	2,325	1,967	2,300	18%	1%
Total segment revenue	5,905	5,369	5,485	10%	8%
Oilfield Services & Equipment	416	324	280	28%	49%
Industrial & Energy Technology	377	282	397	33%	(5)%
Total segment operating income	792	606	676	31%	17%
Corporate	(100)	(103)	(106)	3%	5%
Restructuring, impairment & other	(29)	(230)	11	87%	U
Separation related	—	(5)	(8)	F	F
Operating income	663	269	574	F	15%
Adjusted operating income*	692	503	571	38%	21%
Depreciation and amortization	255	254	273	—%	(7)%
Adjusted EBITDA*	$947	$758	$844	25%	12%
*Non-GAAP measure.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
Revenue for the quarter was $5,905 million, an increase of 10% sequentially. The increase in revenue was driven by higher volume in both segments. Compared to the same quarter last year, revenue increased 8%, driven by higher volume in both segments.
The Company's total book-to-bill ratio in the quarter was 1.4. Industrial & Energy Technology book-to-bill in the quarter was 1.8.
Operating income on a GAAP basis for the fourth quarter of 2022 was $663 million. Operating income increased $394 million sequentially and increased $89 million year-over-year. Total segment operating income was $792 million for the fourth quarter of 2022, up 31% sequentially and up 17% year-over-year.
Adjusted operating income (a non-GAAP measure) for the fourth quarter of 2022 was $692 million, which excludes adjustments totaling $29 million before tax. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted operating income for the fourth quarter was up 38% sequentially and up 21% year-over-year.
Depreciation and amortization for the fourth quarter of 2022 was $255 million.
Adjusted EBITDA (a non-GAAP measure) for the fourth quarter of 2022 was $947 million, which excludes adjustments totaling $29 million before tax. See Table 1b in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted EBITDA for the fourth quarter was up 25% sequentially and up 12% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
The sequential increase in Adjusted operating income and Adjusted EBITDA was driven by volume in both segments, and higher pricing in Oilfield Services and Equipment. The year-over-year increase in Adjusted operating income and Adjusted EBITDA was driven by volume and pricing in both segments and productivity in Oilfield Services and Equipment partially offset by cost inflation in both segments and higher equipment mix in Industrial & Energy Technology.
Corporate costs were $100 million in the fourth quarter of 2022, down 3% sequentially and down 5% year-over-year.

Other Financial Items

Remaining Performance Obligations (RPO) in the fourth quarter ended at $27.8 billion, an increase of $3.1 billion from the third quarter of 2022. Oilfield Services & Equipment RPO was $2.6 billion, up 8% sequentially, while Industrial & Energy Technology RPO was $25.3 billion, up 13% sequentially. Within Industrial & Energy Technology RPO, Gas Technology - Equipment RPO was $9.5 billion and Gas Technology - Services RPO was $13.6 billion.
Income tax expense in the fourth quarter of 2022 was $157 million.

Other non-operating loss in the fourth quarter of 2022 was $254 million. Included in other non-operating loss were unrealized mark-to-market net losses in fair value for our investments in ADNOC Drilling and C3 AI of $89 million and $11 million, respectively. Also included were $81 million of charges related to the termination of the Tax Matters Agreement with General Electric.
GAAP earnings per share was $0.18. Adjusted earnings per share was $0.38. Excluded from adjusted earnings per share were all items listed in Table 1a as well as the "other adjustments (non-operating)" found in Table 1c in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures".
Cash flows generated from operating activities were $898 million for the fourth quarter of 2022. Free cash flow (a non-GAAP measure) for the quarter was $657 million. Capital expenditures, net of proceeds from disposal of assets, were $241 million for the fourth quarter of 2022. Oilfield Services & Equipment capital expenditures in the quarter were $182 million, Industrial & Energy Technology capital expenditures were $52 million. A reconciliation from GAAP has been provided in Table 1d in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services & Equipment

(in millions)	Three Months Ended			Variance
Segment results	December 31, 2022	September 30, 2022	December 31, 2021	Sequential	Year-over-year
Orders	$3,721	$3,707	$3,077	—%	21%
Revenue	$3,579	$3,403	$3,185	5%	12%
Operating income	$416	$324	$280	28%	49%
Operating income margin	11.6%	9.5%	8.8%	2.1pts	2.8pts
Depreciation & amortization	$198	$204	$215	(3)%	(8)%
EBITDA*	$614	$528	$495	16%	24%
EBITDA margin*	17.1%	15.5%	15.5%	1.6pts	1.6pts

(in millions)	Three Months Ended			Variance
Revenue by Product Line	December 31, 2022	September 30, 2022	December 31, 2021	Sequential	Year-over-year
Well Construction	$1,043	$991	$914	5%	14%
Completions, Intervention & Measurements	972	920	817	6%	19%
Production Solutions	965	931	835	4%	16%
Subsea & Surface Pressure Systems	599	561	619	7%	(3)%
Total Revenue	$3,579	$3,403	$3,185	5%	12%

(in millions)	Three Months Ended			Variance
Revenue by Geographic Region	December 31, 2022	September 30, 2022	December 31, 2021	Sequential	Year-over-year
North America	$1,030	$986	$751	5%	37%
Latin America	601	549	454	10%	32%
Europe/CIS/Sub-Saharan Africa	577	586	795	(2)%	(27)%
Middle East/Asia	1,371	1,282	1,185	7%	16%
Total Revenue	$3,579	$3,403	$3,185	5%	12%

North America	$1,030	$986	$751	5%	37%
International	2,549	2,417	2,434	5%	5%
Oilfield Services & Equipment orders of $3,721 million for the fourth quarter increased by $14 million sequentially. Subsea & Surface Pressure Systems orders were $738 million, down 16% sequentially, and up 45% year-over-year.
Oilfield Services & Equipment revenue of $3,579 million for the fourth quarter increased by $177 million, or 5%, sequentially, driven by an increase in all product lines.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
North America revenue was $1,030 million, up $44 million or 5% sequentially. International revenue was $2,549 million, up $132 million, or 5% sequentially driven by Latin America and by the Middle East and Asia, partially offset by Europe/CIS/Sub-Saharan African revenue.
Segment operating income before tax for the quarter was $416 million. Operating income for the fourth quarter was up $91 million, or 28%, sequentially.
Segment EBITDA for the quarter was $614 million. Segment EBITDA for the fourth quarter was up $85 million, or 16% sequentially. The sequential increase in Segment operating income and EBITDA were primarily driven by higher volume and price, partially offset by cost inflation.

*Non-GAAP measure - EBITDA is defined as operating income (loss) excluding depreciation and amortization. EBITDA margin is defined as EBITDA divided by revenue.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Industrial & Energy Technology

(in millions)	Three Months Ended			Variance
Segment results	December 31, 2022	September 30, 2022	December 31, 2021	Sequential	Year-over-year
Orders	$4,289	$2,357	$3,579	82%	20%
Revenue	$2,325	$1,967	$2,300	18%	1%
Operating income	$377	$282	$397	33%	(5)%
Operating income margin	16.2%	14.3%	17.2%	1.9pts	-1.1pts
Depreciation & amortization	$52	$45	$52	17%	—%
EBITDA*	$429	$327	$449	31%	(4)%
EBITDA margin*	18.4%	16.6%	19.5%	1.8pts	-1.1pts

(in millions)	Three Months Ended			Variance
Orders by Product Line	December 31, 2022	September 30, 2022	December 31, 2021	Sequential	Year-over-year
Gas Technology - Equipment	$2,601	$882	$1,912	F	36%
Gas Technology - Services	791	713	821	11%	(4)%
Total Gas Technology	3,392	1,594	2,733	F	24%
Total Industrial Technology	897	763	846	18%	6%
Total Orders	$4,289	$2,357	$3,579	82%	20%

(in millions)	Three Months Ended			Variance
Revenue by Product Line	December 31, 2022	September 30, 2022	December 31, 2021	Sequential	Year-over-year
Gas Technology - Equipment	$851	$610	$686	39%	24%
Gas Technology - Services	690	629	829	10%	(17)%
Total Gas Technology	1,541	1,239	1,516	24%	2%
Condition Monitoring	155	131	149	18%	4%
Inspection	267	259	259	3%	3%
Pumps, Valves & Gears	212	199	226	6%	(6)%
PSI & Controls	150	138	149	9%	1%
Total Industrial Technology	784	728	784	8%	—%
Total Revenue	$2,325	$1,967	$2,300	18%	1%
Industrial & Energy Technology orders of $4,289 million for the fourth quarter increased by $710 million, or 20% year-over-year. The increase was driven by Gas Technology - Equipment orders which were up 36% and Industrial Technology orders which were up 6%, partially offset by Gas Technology - Services which was down 4%.
Industrial & Energy Technology revenue of $2,325 million for the quarter increased $25 million, or 1%, year-over-year. The increase was driven by Gas Technology - Equipment, which increased 24% year-over-year, partially offset by Gas Technology - Services, which was down 17%.
Segment operating income before tax for the quarter was $377 million, down $20 million, or 5%, year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Segment EBITDA for the quarter was $429 million. Segment EBITDA for the fourth quarter was down $20 million, or 4% year-over-year. The year-over-year decrease in Segment operating income and EBITDA were primarily driven by unfavorable mix as a result of higher Gas Technology - Equipment revenue and lower Gas Technology - Services revenue, cost inflation, and higher R&D spend, partially offset by pricing and slightly higher volume.
Former Segments - Fourth Quarter 2022 Summary Results
In the third quarter of 2022, we announced a reorganization of the Company to go from four segments to two operating segments. Effective October 1, 2022, the two operating segments, also our reportable segments, are Oilfield Services & Equipment (“OFSE”) and Industrial & Energy Technology (“IET”). Through this reorganization, we merged the Oilfield Services segment with the Oilfield Equipment segment to form the OFSE segment, and we merged the Turbomachinery & Process Solutions segment with the Digital Solutions segment to form the IET segment.
On November 18, 2022, we filed a Current Report on Form 8-K containing unaudited historical consolidated financial information based on the new segment reporting structure and product lines. In addition, we provided OFSE revenue by geographic region. Such information was filed as Exhibit 99.1 to the Current Report filing on Form 8-K.
Below is our final presentation summarizing the results of our former segments. This is being provided for this quarter only as we transition to our new segments.

(in millions)	Three Months Ended December 31, 2022
	Oilfield Services	Oilfield Equipment	Turbo- machinery & Process Solutions	Digital Solutions
Orders	$2,983	$738	$3,660	$629
Revenue	$2,980	$599	$1,753	$572
Operating income (loss)	$400	$16	$323	$54
Operating income margin	13.4%	2.6%	18.4%	9.4%
Depreciation & amortization	$183	$15	$35	$17
EBITDA*	$583	$31	$358	$71
EBITDA margin*	19.6%	5.1%	20.4%	12.4%

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
2022 Total Year Results

(in millions)	Twelve Months Ended
Orders	December 31, 2022	December 31, 2021	Variance Year-over-year
Oilfield Services & Equipment	$14,089	$11,798	19%
Industrial & Energy Technology	12,680	9,870	28%
Total Orders	$26,770	$21,668	24%

Revenue
Oilfield Services & Equipment	$13,229	$12,028	10%
Industrial & Energy Technology	7,926	8,473	(6)%
Total Revenue	$21,156	$20,502	3%

Segment operating income
Oilfield Services & Equipment	$1,201	$830	45%
Industrial & Energy Technology	1,135	1,177	(4)%
Total segment operating income	2,336	2,006	16%
Corporate	(416)	(429)	3%
Inventory impairment	(31)	—	U
Restructuring, impairment & other	(682)	(209)	U
Separation related	(23)	(60)	62%
Operating income	1,185	1,310	(10)%
Adjusted operating income (1)	1,920	1,576	22%
Depreciation and amortization	1,061	1,105	(4)%
Adjusted EBITDA (2)	$2,981	$2,681	11%
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
(1)Adjusted operating income, a non-GAAP measure, excludes inventory impairment, restructuring, impairment & other charges, and separation related costs from GAAP operating income (loss).
(2)Adjusted EBITDA, a non-GAAP measure, excludes depreciation and amortization from adjusted operating income.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
Table 1a. Reconciliation of Operating Income to Adjusted Operating Income

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
(in millions)	2022	2022	2021	2022	2021
Operating income (GAAP)	$663	$269	$574	$1,185	$1,310
Separation related	—	5	8	23	60
Restructuring, impairment & other	29	230	(11)	682	209
Inventory impairment	—	—	—	31	—
Total operating income adjustments	29	235	(3)	735	266
Adjusted operating income (non-GAAP)	$692	$503	$571	$1,920	$1,576
Table 1a reconciles operating income, which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of Operating Income to EBITDA and Adjusted EBITDA

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
(in millions)	2022	2022	2021	2022	2021
Net income (loss) attributable to Baker Hughes (GAAP)	$182	$(17)	$294	$(601)	$(219)
Net income (loss) attributable to noncontrolling interests	6	8	42	23	(111)
Provision for income taxes	157	153	352	600	758
Interest expense, net	64	65	95	252	299
Other non-operating (income) loss, net	254	60	(208)	911	583
Operating income (GAAP)	663	269	574	1,185	1,310
Depreciation & amortization	255	254	273	1,061	1,105
EBITDA (non-GAAP)	918	523	847	2,246	2,415
Total operating income adjustments (1)	29	235	(3)	735	266
Adjusted EBITDA (non-GAAP)	$947	$758	$844	$2,981	$2,681

(1)See Table 1a for the identified adjustments to operating income.
Table 1b reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to EBITDA (a non-GAAP financial measure). Adjusted EBITDA (a non-GAAP financial measure) excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Table 1c. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted Net Income (Loss) Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	December 31, 2022	September 30, 2022	December 31, 2021
Net income (loss) attributable to Baker Hughes (GAAP)	$182	$(17)	$294
Total operating income adjustments (1)	29	235	(3)
Other adjustments (non-operating) (2)	207	63	(77)
Tax on total adjustments	(37)	(15)	1
Total adjustments, net of income tax	199	282	(79)
Less: adjustments attributable to noncontrolling interests	1	2	(9)
Adjustments attributable to Baker Hughes	198	281	(70)
Adjusted net income attributable to Baker Hughes (non-GAAP)	$381	$264	$224

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	1,009	1,015	906
Adjusted diluted earnings per Class A share (non-GAAP)	$0.38	$0.26	$0.25
(1)See Table 1a for the identified adjustments to operating income.
(2)4Q'22 primarily due to the losses from the change in fair value of our investments in ADNOC Drilling and C3 AI and charges related to the termination of the Tax Matters Agreement with General Electric. 3Q'22 primarily due to losses from the net change in fair value of our investment in C3 AI. 4Q'21 primarily due to the gain from the change in fair value of our investment in ADNOC Drilling, partially offset by the loss from the change in fair value of our investment in C3 AI.
Table 1c reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income (loss) attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income (loss) attributable to Baker Hughes excludes the impact of certain identified items.
Table 1d. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
(in millions)	2022	2022	2021	2022	2021
Cash flow from operating activities (GAAP)	$898	$597	$773	$1,888	$2,374
Add: cash used for capital expenditures, net of proceeds from disposal of assets	(241)	(180)	(129)	(772)	(541)
Free cash flow (non-GAAP)	$657	$417	$645	$1,116	$1,832
Table 1d reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	December 31, 2022	September 30, 2022	December 31, 2021
Revenue	$5,905	$5,369	$5,485
Costs and expenses:
Cost of revenue	4,568	4,245	4,281
Selling, general and administrative	645	620	633
Restructuring, impairment and other	29	230	(11)
Separation related	—	5	8
Total costs and expenses	5,242	5,100	4,911
Operating income	663	269	574
Other non-operating income (loss), net	(254)	(60)	208
Interest expense, net	(64)	(65)	(95)
Income before income taxes	345	144	688
Provision for income taxes	(157)	(153)	(352)
Net income (loss)	188	(9)	335
Less: Net income attributable to noncontrolling interests	6	8	42
Net income (loss) attributable to Baker Hughes Company	$182	$(17)	$294

Per share amounts:
Basic and diluted income (loss) per Class A common share	$0.18	$(0.02)	$0.33

Weighted average shares:
Class A basic	1,000	1,008	896
Class A diluted	1,009	1,008	906

Cash dividend per Class A common share	$0.19	$0.18	$0.18

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Year Ended December 31,
(In millions, except per share amounts)	2022	2021	2020
Revenue	$21,156	$20,502	$20,705
Costs and expenses:
Cost of revenue	16,756	16,453	17,506
Selling, general and administrative	2,510	2,470	2,404
Goodwill impairment	—	—	14,773
Restructuring, impairment and other	682	209	1,866
Separation related	23	60	134
Total costs and expenses	19,971	19,192	36,683
Operating income (loss)	1,185	1,310	(15,978)
Other non-operating income (loss), net	(911)	(583)	1,040
Interest expense, net	(252)	(299)	(264)
Income (loss) before income taxes	22	428	(15,202)
Provision for income taxes	(600)	(758)	(559)
Net loss	(578)	(330)	(15,761)
Less: Net income (loss) attributable to noncontrolling interests	23	(111)	(5,821)
Net loss attributable to Baker Hughes Company	$(601)	$(219)	$(9,940)

Per share amounts:
Basic & diluted income (loss) per Class A common share	$(0.61)	$(0.27)	$(14.73)

Weighted average shares:
Class A basic and diluted	987	824	675

Cash dividend per Class A common share	$0.73	$0.72	$0.72

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

	December 31,
(In millions)	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$2,488	$3,853
Current receivables, net	5,958	5,651
Inventories, net	4,587	3,979
All other current assets	1,559	1,582
Total current assets	14,592	15,065
Property, plant and equipment, less accumulated depreciation	4,538	4,877
Goodwill	5,930	5,959
Other intangible assets, net	4,180	4,131
Contract and other deferred assets	1,503	1,598
All other assets	3,438	3,678
Total assets	$34,181	$35,308
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,298	$3,745
Short-term debt and current portion of long-term debt	677	40
Progress collections and deferred income	3,822	3,232
All other current liabilities	2,278	2,111
Total current liabilities	11,075	9,128
Long-term debt	5,980	6,687
Liabilities for pensions and other postretirement benefits	960	1,110
All other liabilities	1,641	1,637
Equity	14,525	16,746
Total liabilities and equity	$34,181	$35,308

Outstanding Baker Hughes Company shares:
Class A common stock	1,006	909
Class B common stock	—	117

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,	Twelve Months Ended December 31,
(In millions)	2022	2022	2021
Cash flows from operating activities:
Net income (loss)	$188	$(578)	$(330)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	255	1,061	1,105
Loss on business disposition	25	451	—
Loss on equity securities	101	265	845
Other asset impairments	—	215	7
Working capital	346	122	480
Other operating items, net	(17)	352	267
Net cash flows from operating activities	898	1,888	2,374
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(241)	(772)	(541)
Net cash paid for business interests and acquisitions	(683)	(845)	(266)
Other investing items, net	(60)	53	344
Net cash flows used in investing activities	(984)	(1,564)	(463)
Cash flows from financing activities:
Net repayment of debt and other borrowings	(6)	(28)	(1,354)
Repayment of commercial paper	—	—	(832)
Proceeds from issuance of long-term debt	—	—	1,250
Dividends paid	(190)	(726)	(592)
Distributions to GE	(1)	(17)	(157)
Repurchase of Class A common stock	(101)	(828)	(434)
Other financing items, net	3	7	(24)
Net cash flows used in financing activities	(295)	(1,592)	(2,143)
Effect of currency exchange rate changes on cash and cash equivalents	18	(97)	(47)
Decrease in cash and cash equivalents	(363)	(1,365)	(279)
Cash and cash equivalents, beginning of period	2,851	3,853	4,132
Cash and cash equivalents, end of period	$2,488	$2,488	$3,853
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$103	$498	$314
Interest paid	$101	$291	$305

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time on Monday, January 23, 2023, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "would," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target", "goal" or other similar words or expressions. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2021; the Company's subsequent quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

COVID-19 - The continued spread of the COVID-19 virus and related uncertainties.

Economic and political conditions - the impact of worldwide economic conditions and rising inflation, supply chain disruptions and labor shortages; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2022 Results

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Global risks, including due to terrorism and geopolitical uncertainty - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions, including Russia and Ukraine; impacts due to global pandemics or similar widespread disease, such as the ongoing COVID-19 pandemic; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com